UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 30, 2007

Tortoise Capital Resources Corporation
(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-33292	20-3431375
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10801 Mastin Blvd., Suite 222, Overland Park, KS	66210
(Address of Principal Executive Offices)	(Zip Code)

(913) 981-1020
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On November 30, 2007, Tortoise Capital Resources Corporation (the “Company”) entered into an Expense Reimbursement and Partial Fee Waiver Agreement (the “Agreement”) with Tortoise Capital Advisors, LLC (the “Advisor”), its investment advisor under an Investment Advisory Agreement (the “Advisory Agreement”).   Under the Agreement, the Advisor will reimburse the Company quarterly for certain expenses incurred by the Company beginning September 1, 2007 and ending December 31, 2008.  The reimbursement will be in an amount equal to an annual rate of 0.25% of the Company’s average monthly Managed Assets (as defined in the Advisory Agreement) for such quarter.   The expense reimbursement will be effected by offsetting the amount of the reimbursement against the investment advisory fee payable for such quarter under the Advisory Agreement.

In addition, the Advisor agreed to waive its right to receive the capital gains incentive fee under the Advisory Agreement on the portion of any expected distribution out of normally recurring cash flow from operations of a portfolio company that is characterized by the Company as a return of capital for book purposes.  This waiver will remain in effect for so long as the Advisory Agreement remains in effect.

The administrative services provided by the Advisor to the Company pursuant to an Administration Agreement were not impacted by the Agreement.

Item 9.01.                      Financial Statements and Exhibits.

(d)	Exhibits
10.1	Expense Reimbursement and Partial Fee Waiver Agreement dated as of November 30, 2007 by and among Tortoise Capital Resources Corporation and Tortoise Capital Advisors, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                    TORTOISE CAPITAL RESOURCES CORPORATION

    Dated:  December 6, 2007                                                                                          By:  /s/ Terry Matlack
                                                    Terry C. Matlack
                                                    Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Expense Reimbursement and Partial Fee Waiver Agreement dated as of November 30, 2007 by and among Tortoise Capital Resources Corporation and Tortoise Capital Advisors, LLC